Exhibit 99.1

Editorial Contact:

Simone Souza

Synopsys, Inc.

650-584-6454

simone@synopsys.com

Investor Contact:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

Synopsys Appoints Two New Directors

MOUNTAIN VIEW, Calif., May 25, 2022 — Synopsys, Inc. (Nasdaq: SNPS) today announced the appointment of Luis Borgen and Marc Casper to its board of directors. Borgen most recently served as chief financial officer of athenahealth, Inc., a leading provider of network-enabled healthcare products and services. Casper is currently chairman, president, and chief executive officer of Thermo Fisher Scientific, Inc., a global life sciences leader.

“Luis and Marc are accomplished business leaders with operational and strategic experience and vision that will bring substantial value to the strong board we have at Synopsys,” said Aart de Geus, chairman and CEO of Synopsys. “We are excited to incorporate their thinking and complementary perspectives as we scale Synopsys to $5 billion and beyond, delivering the next level of impact for the benefit of our customers, shareholders, partners and employees.”

Following a distinguished career in the United States Air Force, Borgen has spent the last 25 years as a corporate finance expert, including 12 years as a CFO in a variety of industries. Prior to athenahealth, he served as CFO at Vistaprint, DAVIDsTEA, Inc. and DaVita. Borgen earned his MBA from the University of Chicago Booth School of Business, a master’s degree in Finance from Boston College, and a bachelor’s degree in Management from the U.S. Air Force Academy. He is currently on the boards of Carters, Inc. and Eastern Bankshares, Inc.

“It is a privilege to join the board of Synopsys and address some of the biggest technical challenges in the world today,” said Borgen. “Synopsys has an unmatched product portfolio that enables a new ‘smart everything’ era, and I look forward to partnering with the board and the leadership team to continue revolutionizing chip design.”

Casper is an accomplished executive and board member who has served as an executive at Thermo Fisher for more than 20 years, becoming CEO and president in 2009, and chairman in 2020. Prior to Thermo Fisher, he served as CEO of Kendro Laboratory Products, Ltd., and president-Americas at Dade Behring. Casper earned his MBA from Harvard Business School and a bachelor’s degree in economics from Wesleyan University. He currently serves on the boards of the U.S.-China Business Council, Mass General Brigham and Wesleyan University, and was previously on the board of U.S. Bancorp.

“I’m honored to join the board of Synopsys and excited for the opportunities ahead,” said Casper. “Synopsys has a great track record of innovation across the industry, and I look forward to working with the board and company leadership to continue to advance this important work.”

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As an S&P 500 company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and offers the industry’s broadest portfolio of application security testing tools and services. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing more secure, high-quality code, Synopsys has the solutions needed to deliver innovative products. Learn more at www.synopsys.com.

###